Exhibit 99.1

Contacts: Brad Holiday

Patrick Burke

Tim Buckman

(760) 931-1771

CALLAWAY GOLF COMPANY ANNOUNCES COST-REDUCTION INITIATIVES;

PROVIDES PRELIMINARY SECOND QUARTER/FIRST HALF 2012 RESULTS; AND

PROVIDES REVISED FULL YEAR GUIDANCE

•	Cost-Reduction Initiatives to yield an estimated $52 million in gross annualized savings

•	12% reduction in global work force across all levels of the organization

•	Estimated pre-tax charges of $40 million over next 12 months associated with these initiatives, over half of which are expected to be non-cash charges

•	Consistent with Company’s recent financial guidance, $0.10 per share increase in pro forma first half earnings compared to 2011

•	Revised full year 2012 guidance of a pro forma loss per share of $0.55-$0.75

•	Key senior positions filled with new heads of global marketing and global operations

CARLSBAD, Calif., July 11, 2012 — Callaway Golf Company (NYSE:ELY) today announced the implementation of cost-reduction initiatives that are expected to generate approximately $52 million in gross annualized savings. The comprehensive action, which includes a 12% reduction in workforce that impacted all regions and all levels of the organization, supports the Company’s plans to streamline operations and sharpen the focus placed on the core product lines of the Callaway and Odyssey brands. Estimated costs over the next twelve months associated with these actions are $40 million, over half of which are expected to be non-cash charges. The announcement was made by Chip Brewer, President and Chief Executive Officer of Callaway, who also provided preliminary second quarter and first-half results for 2012, as well as guidance on the balance of the year.

“As I mentioned last quarter, the Company’s business has not recovered at a satisfactory pace and we are taking actions to accelerate the recovery,” commented Mr. Brewer. “The cost reduction initiatives we announced today are part of those actions and are consistent with the significant changes we are making in streamlining and simplifying our organization and in how we approach and operate our business. These changes, however, will have a greater impact on our financial results in 2013 and 2014 than on 2012. As a result, and given the slower than anticipated pace of recovery, we no longer expect that 2012 full year financial results will be significantly better than last year. At this point, we expect for full year 2012 a pro forma loss per share of $0.55-$0.75.”

Based on current information, the Company estimates net sales for the second quarter ended June 30, 2012 of $280 million, an increase of 3% compared to the second quarter of 2011. Pro forma earnings per share for the second quarter of 2012 is estimated at $0.05 per share (on 65.1 million shares), as compared to a pro forma loss of $0.01 per share (on 64.4 million shares) for the same period in 2011. GAAP earnings per share for the second quarter of 2012 is estimated at breakeven (on 65.1 million shares) compared to a loss of $1.03 per share (on 64.4 million shares) in 2011, which included a $0.87 per share charge related to the establishment of a deferred tax valuation allowance. First half 2012 net sales are estimated at $565 million, a 1% increase compared to the same period in 2011. Pro forma earnings per share for the first half of 2012 is estimated at $0.25 per share (on 85.0 million shares), as compared to $0.15 per share (on 64.4 million shares) for the same period in 2011. GAAP earnings per share for the first half of 2012 is estimated at $0.41 per share (on 85.0 million shares), compared to a loss of $0.87 per share (on 64.4 million shares) in 2011, which included a $0.86 per share charge related to the deferred tax valuation allowance.

“I am pleased with the progress on the changes we are making to our business,” continued Mr. Brewer. “In the last few months, we have sold the Top-Flite and Ben Hogan brands, licensed our North American apparel business, licensed our footwear business to our current footwear partner, and have made significant changes in senior management, including new hires to oversee our global marketing and global operations organizations. Furthermore, the actions we are announcing today will better align our cost structure with our current business and the changes we are making to our sales and marketing strategy will position us for sales growth in 2013 and beyond. Lastly, I am very excited by the consumer-oriented changes we have made to our 2013 product line and look forward to providing more information about those new products later in the year. There is certainly more work to be done, but I am very pleased with the progress we have made in just the past few months and am excited by the potential opportunities I see for the Company’s turnaround. We will provide additional details on these actions and our financial results during our upcoming earnings conference call.”

Conference Call and Webcast

The Company will be issuing its final financial results on Thursday, July 26, 2012, and will hold a conference call at 2:00 p.m. PDT that same day to discuss the Company’s financial results and business, including the cost-reduction initiatives announced today. The call will be broadcast live over the Internet and can be accessed at www.callawaygolf.com. To listen to the call, please go to the website at least 15 minutes before the call to register and for instructions on how to access the broadcast. A replay of the conference call will be available approximately three hours after the call ends, and will remain available through 9:00 p.m. PDT on Thursday, August 2, 2012.

Pro Forma Information: The GAAP results contained in this press release and the financial statement schedules attached to this press release have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). To supplement the GAAP results, the Company has provided certain non-GAAP pro forma financial information. The non-GAAP financial information included in the press release and attached schedules present certain of the Company’s financial results excluding charges for (i) the Company’s global operations strategy, (ii) non-cash impairment charges, (iii) non-cash tax adjustments relating to or as a result of the establishment of a deferred tax valuation allowance, (iv) restructuring charges, (v) the gain on the sale of three buildings, (vi) the gain recognized in connection with the sale of the Top-Flite and Ben Hogan brands, and (vii) the cost-reduction initiatives announced today. For comparative purposes, the Company applied an annualized statutory tax rate of 38.5% to derive the non-GAAP earnings/loss per share. The non-GAAP information should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. The non-GAAP information may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management uses such non-GAAP information for financial and operational decision-making purposes and as a means to evaluate period over period comparisons and in forecasting the Company’s business going forward. Management believes that the presentation of such non-GAAP information, when considered in conjunction with the most directly comparable GAAP information, provides additional useful comparative information for investors in their assessment of the underlying performance of the Company’s business without regard to these items. The Company has provided reconciling information in the attached schedules.

Preliminary Information: Investors should understand that the Company has not yet finalized its results for the second quarter or first half of 2012. The Company’s preliminary estimates provided in this press release reflect management’s estimates based upon the information available at the time made. These estimates could differ materially from the Company’s actual results if the information on which the estimates were based ultimately proves to be incorrect or incomplete. The Company intends to release its final second quarter and first half results on July 26, 2012.

Forward-Looking Statements: Statements used in this press release that relate to future plans, events, financial results, performance or prospects, including statements relating to the estimated loss per share for 2012, the estimated savings or charges related to the cost reduction initiatives announced today, future sales growth, and the Company’s turnaround, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These statements are based upon current information and expectations. Accurately estimating the forward-looking statements is based upon various unknowns, including future changes in foreign currency exchange rates, consumer acceptance and demand for the Company’s products, the level of promotional activity in the marketplace, as well as future consumer discretionary purchasing activity, which can be significantly adversely affected by unfavorable economic or market conditions. Actual results may differ materially from those estimated or anticipated as a result of these unknowns or other risks and uncertainties, including continued compliance with the terms of the Company’s credit facility; delays, difficulties or increased costs in the supply of components needed to manufacture the Company’s products or in manufacturing the Company’s products; adverse weather conditions and seasonality; any rule changes or other actions taken by the USGA or other golf association that could have an adverse impact upon demand or supply of the Company’s products; a decrease in participation levels in golf; and the effect of terrorist activity, armed conflict, natural disasters or pandemic diseases on the economy generally, on the level of demand for the Company’s products or on the Company’s ability to manage its supply and delivery logistics in such an environment. For additional information concerning these and other risks and uncertainties that could affect these statements, the golf industry, and the Company’s business, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 as well as other risks and uncertainties detailed from time to time in the Company’s reports on Forms 10-Q and 8-K subsequently filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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About Callaway Golf

Through an unwavering commitment to innovation, Callaway Golf Company (NYSE:ELY) creates products and services designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells golf apparel, footwear and accessories, under the Callaway Golf® and Odyssey® brands in more than 110 countries worldwide. For more information please visit www.callawaygolf.com or shop.callawaygolf.com.

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Callaway Golf Company

Supplemental Financial Information

(In thousands, except per share data)

(Unaudited)

	Quarter Ended June 30,				Quarter Ended June 30,
	2012				2011
	Pro Forma Callaway Golf (1)	Non-Cash Tax Adjustment (2)	Cost Reduction Initiatives (1) (3)	Total as Reported	Pro Forma Callaway Golf (1)	Global Operations Strategy (1)	Non-Cash Impairment Charge (1)	Non-Cash Tax Adjustment (2)	Restructuring (1)	Total as Reported
Net sales	$281,123	$—	$—	$281,123	$273,814	$—	$—	$—	$—	$273,814
Diluted earnings (loss) per share:	$0.05	$(0.01)	$(0.04)	$—	$(0.01)	$(0.05)	$(0.05)	$(0.87)	$(0.05)	$(1.03)
Weighted-average shares outstanding:	65,112	65,112	65,112	65,112	64,425	64,425	64,425	64,425	64,425	64,425

(1)	For comparative purposes, the Company applied an annualized statutory tax rate of 38.5% to derive pro forma results.
(2)	Current period impact of valuation allowance established against the Company’s U.S. deferred tax assets and impact of applying statutory tax rate of 38.5% to pro forma results.
(3)	Includes costs associated with workforce reductions and transition costs associated with licensing the Company’s North American apparel business and footwear business.

	Six Months Ended June 30,					Six Months Ended June 30,
	2012					2011
	Pro Forma Callaway Golf (1)	Non-Cash Tax Adjustment (2)	Cost Reduction Initiatives (1) (3)	Gain on Sale of Top-Flite & Ben Hogan (1)	Total as Reported	Pro Forma Callaway Golf (1)	Global Operations Strategy (1)	Non-Cash Impairment Charge (1)	Non-Cash Tax Adjustment (2)	Restructuring (1)	Gain on Sale of Buildings (1)	Total as Reported
Net sales	$566,221	$—	$—	$—	$566,221	$559,413	$—	$—	$—	$—	$—	$559,413
Diluted earnings (loss) per share:	$0.25	$0.14	$(0.03)	$0.05	$0.41	$0.15	$(0.12)	$(0.05)	$(0.86)	$(0.05)	$0.06	$(0.87)
Weighted-average shares outstanding:	84,950	84,950	84,950	84,950	84,950	64,365	64,365	64,365	64,365	64,365	64,365	64,365

(1)	For comparative purposes, the Company applied an annualized statutory tax rate of 38.5% to derive the year-to-date pro forma results.
(2)	Current period impact of valuation allowance established against the Company’s U.S. deferred tax assets and impact of applying statutory tax rate of 38.5% to pro forma results.
(3)	Includes costs associated with workforce reductions and transition costs associated with licensing the Company’s North American apparel business and footwear business.